Exhibit 99.1

NEWS RELEASE For Immediate Release

BrightView Announces Extension of Term Loan and Receivables Financing Maturities

BLUE BELL, PA (June 18, 2026) -- BrightView Holdings, Inc. (NYSE: BV) today announced that it has successfully extended the maturity of each of its senior secured term loans from April 2029 to June 2033 and its receivables financing facility from June 2027 to June 2029.

“We are pleased to announce the extension of the maturity date of our debt facilities, which reflects the continued confidence our lending partners have in our business and our financial position,” said Brett Urban, BrightView Chief Financial Officer.

“Based on the continued execution of our One BrightView strategy and ongoing progress towards the 2030 objectives highlighted at our February 2025 Investor Day, we saw considerable demand from investors. We are grateful for the support of our lenders and look forward to continuing to build on this partnership as we advance our growth objectives.”

Urban added, “The maturity extensions strengthen our balance sheet flexibility, provide additional runway to execute our strategic priorities, and ensures we remain well-positioned to pursue long-term value creation for our stakeholders.”

About BrightView

BrightView (NYSE: BV), the nation’s largest commercial landscaper, proudly designs, creates, and maintains the best landscapes on Earth and provides the most efficient and comprehensive snow and ice removal services. With a dependable service commitment, BrightView brings brilliant landscapes to life at premier properties across the United States, including business parks and corporate offices, homeowners' associations, healthcare facilities, educational institutions, retail centers, resorts and theme parks, municipalities, golf courses, and sports venues. BrightView also serves as Field Consultant to Major League Baseball. Through industry-leading best practices and sustainable solutions, BrightView is invested in taking care of our team members, engaging our clients, inspiring our communities, and preserving our planet. Visit www.BrightView.com and connect with us on X, Facebook, and LinkedIn.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provision of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical facts included in this presentation, including statements concerning our plans, objectives, goals, beliefs, business outlook, business trends, expectations regarding our industry, strategy, future events, future operations, future liquidity and financial position, future revenues, projected costs, prospects, plans and objectives of management and other information, may be forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements can be found under the caption “Risk Factors” in BrightView’s annual report on Form 10-K for the year ended September 30, 2025, as filed with the SEC, as such risk factors may be updated from time to time in its periodic filings with the SEC, which are accessible on the SEC’s website on www.sec.gov. Any forward-looking statement in this release speaks only as of the date of this release. BrightView undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

For More Information:

Investors

Chris Stoczko, Vice President of Finance
IR@brightview.com

News Media
David Freireich, Vice President of Communications & Public Affairs
David.Freireich@brightview.com

Source: BrightView Landscapes